News Release

U.S. Silica Holdings, Inc. Announces Fourth Quarter and Full Year 2014 Results

•	Revenue for the quarter and the full year up 67% and 61%, respectively

•	Full year overall tons sold increased 34% to 10.9 million tons

•	Oil and Gas tons sold for the year up over 65% versus the same period last year

•	Net income for the full year of $121.5 million or $2.26 per basic share

Frederick, Md., Feb. 24, 2015– U.S. Silica Holdings, Inc. (NYSE: SLCA) today announced net income of $33.2 million or $0.62 per basic share and $0.61 per diluted share for the fourth quarter ended Dec. 31, 2014 compared with net income of $16.5 million or $0.31 per basic and diluted share for the fourth quarter of 2013. Excluding business development expense during the quarter of approximately $6.5 million or $0.10 per basic share, EPS was $0.72 per basic share. The quarter was also negatively impacted by a meaningful increase in bad debt expense of $6.9 million mostly related to the Company’s assessment of a certain customer’s current ability to pay its obligation to the Company.

“2014 was our best year by almost every measure, as evidenced by our record financial results and the substantial progress we made toward driving more speed, scale and strength across our organization,” said Bryan Shinn, president and chief executive officer. “We expect 2015 to be a challenging year in light of lower oil prices but we have built our business and our balance sheet to capitalize on this type of market environment. Ultimately, I believe U.S. Silica will emerge as an even stronger company once oil and gas markets recover.”

Full Year 2014 Highlights

Total Company

•	Revenue totaled $876.7 million compared with $546.0 million for the full year of 2013, an improvement of 61%.

•	Overall tons sold increased to 10.9 million tons, an increase of 34% over 2013 totals.

•	Selling, general and administrative expense for the year totaled $89.0 million or 10% of revenue compared with $49.8 million or 9% of revenue for the full year 2013.

•	Contribution margin was $317.2 million compared with $202.9 million for the full year 2013.

•	Adjusted EBITDA was $246.2 million compared with $160.7 million for the full year 2013.

•	Net income was $121.5 million or $2.26 per basic share and $2.23 per diluted share compared with $75.3 million or $1.42 per basic share and $1.41 per diluted share for the full year 2013.

Fourth Quarter 2014 Highlights

Total Company

•	Revenue totaled $249.6 million compared with $149.5 million for the same period last year, an increase of 67%.

•	Overall tons sold increased to 3.0 million tons, a 43% improvement over the fourth quarter of 2013.

•	Selling, general and administrative expense for the quarter were greater than expected and totaled $35.7 million compared with $14.5 million for the fourth quarter of 2013. The increase in SG&A was due primarily to an $8.7 million increase in compensation expense mostly related to our annual bonus incentive plan, the $6.9 million increase in bad debt expense and a $6.4 million increase in business development expense.

•	Contribution margin for the quarter was $93.9 million compared with $48.0 million in the same period of the prior year.

•	Adjusted EBITDA was $67.0 million or 27% of revenue versus $35.9 million or 24% of revenue for the same period last year.

Oil and Gas

•	Revenue for the quarter totaled $196.0 million compared with $102.0 million in the same period in 2013.

•	Overall tons sold totaled 2.0 million tons compared with 1.1 million tons sold in the fourth quarter of 2013. 66% of total tons sold were made in basin compared with 61% in the fourth quarter of 2013.

•	Segment contribution margin was $80.4 million versus $34.2 million in the fourth quarter of 2013.

Industrial and Specialty Products

•	Revenue for the quarter totaled $53.5 million compared with $47.5 million for the same period in 2013.

•	Overall tons sold totaled 1.0 million tons, a 2% increase compared with the same period last year.

•	Segment contribution margin was $13.5 million versus $13.8 million in the fourth quarter of 2013 due to higher manufacturing costs in the quarter.

Capital Update

As of Dec. 31, 2014, the Company had $342.4 million in cash, cash equivalents and short term investments and $46.8 million available under its credit facilities. Total debt at Dec. 31, 2014 was $502.3 million compared with $371.5 million at December 31, 2013. Capital expenditures in the fourth quarter totaled $41.0 million and were associated largely with the Company’s investments in various maintenance and growth initiatives.

Outlook and Guidance

Due to the current lack of visibility in our oil and gas business, the Company has decided to suspend guidance of Adjusted EBITDA until such time as we can gain more clarity around our customers’ business activity levels and the associated demand for our products. Based on current market conditions, the Company anticipates that its capital expenditures for 2015 will be in a range of $100 million to $120 million.

Conference Call

U.S. Silica will host a conference call for investors tomorrow, Feb. 25, 2015 at 9:00 a.m. Eastern Time to discuss these results. Hosting the call will be Bryan Shinn, president and chief executive officer and Don Merril, vice president and chief financial officer. Investors are invited to listen to a live webcast of the conference call by visiting the “Investor Resources” section of the Company’s website at www.ussilica.com. The webcast will be archived for one year. The call can also be accessed live over the telephone by dialing (877) 869-3847 or for international callers, (201) 689-8261. A replay will be available shortly after the call and can be accessed by dialing (877) 660-6853 or for international callers, (201) 612-7415. The conference ID for the replay is 13599731. The replay of the call will be available through March 25, 2015.

About U.S. Silica

U.S. Silica Holdings, Inc., a member of the Russell 2000, is a leading producer of commercial silica used in the oil and gas industry, and in a wide range of industrial applications. Over its 115-year history, U.S. Silica has developed core competencies in mining, processing, logistics and materials science that enable it to produce and cost-effectively deliver over 260 products to customers across our end markets. The Company currently operates nine industrial sand production plants and eight oil and gas sand production plants. The Company is headquartered in Frederick, Maryland and also has offices located in Chicago, Illinois, Houston, Texas and Shanghai, China. The Company operates on a platform of ethics, safety and sustainability. U.S. Silica is a founding member of Wisconsin Industrial Sand Association (WISA) and has been recognized by the Wisconsin Department of Natural Resources (WDNR) as a partner in the WDNR Green Tier program. In becoming a Green Tier participant, U.S. Silica demonstrates its commitment to achieving superior environmental and economic performance.

Forward-looking Statements

Certain statements in this press release are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and speak only as of this date. Forward-looking statements made include any statement that does not directly relate to any historical or current fact and may include, but are not limited to, statements regarding U.S. Silica’s growth opportunities, strategy, future financial results, forecasts, projections, plans and capital expenditures, and the commercial silica industry. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are: (1) fluctuations in demand for commercial silica; (2) the cyclical nature of our customers’ businesses; (3) operating risks that are beyond our control; (4) federal, state and local legislative and regulatory initiatives relating to hydraulic fracturing; (5) our ability to implement our capacity expansion plans within our current timetable and budget; (6) loss of, or reduction in, business from our largest customers or failure of our customers to pay amounts due to us; (7) increasing costs or a lack of dependability or availability of transportation services or infrastructure; (8) our substantial indebtedness and pension obligations; (9) our ability to attract and retain key personnel; (10) silica-related health issues and corresponding litigation; (11) seasonal and severe weather conditions; and (12) extensive and evolving environmental, mining, health and safety, licensing, reclamation and other regulation (and changes in their enforcement or interpretation). Additional information concerning these and other factors can be found in U.S. Silica’s filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

U.S. SILICA HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(dollars in thousands, except per share amounts)

	For the Three Months Ended December 31,
	2014	2013
Sales	$249,589	$149,474
Cost of goods sold (excluding depreciation, depletion and amortization)	157,700	102,875
Operating expenses
Selling, general and administrative	35,659	14,456
Depreciation, depletion and amortization	12,664	10,098

	48,323	24,554

Operating income	43,566	22,045
Other (expense) income
Interest expense	(5,431)	(4,086)
Other income, net, including interest income	379	152

	(5,052)	(3,934)

Income before income taxes	38,514	18,111
Income tax expense	(5,276)	(1,658)

Net income	$33,238	$16,453

Earnings per share:
Basic	$0.62	$0.31
Diluted	$0.61	$0.31

U.S. SILICA HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	December 31,
	2014	2013
ASSETS
Current Assets:
Cash and cash equivalents	$267,281	$78,256
Short-term investments	75,143	74,980
Accounts receivable, net	120,881	75,207
Inventories, net	66,712	64,212
Prepaid expenses and other current assets	9,267	7,140
Deferred income tax, net	22,295	17,737
Income tax deposits	746	—

Total current assets	562,325	317,532

Property, plant and mine development, net	565,755	442,116
Debt issuance costs, net	7,211	5,255
Goodwill	68,647	68,403
Trade names	14,914	10,436
Customer relationships, net	6,984	6,120
Other assets	12,317	13,599

Total assets	$1,238,153	$863,461

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Book overdraft	$4,215	$4,659
Accounts payable	85,781	37,376
Dividends payable	6,805	6,709
Accrued liabilities	17,911	10,823
Accrued interest	60	41
Current portion of long-term debt	4,718	3,488
Income tax payable	—	1,037
Current portion of deferred revenue	26,771	—

Total current liabilities	146,261	64,133

Long-term debt	497,579	367,963
Liability for pension and other post-retirement benefits	59,932	36,802
Deferred revenue	64,722	—
Deferred income tax, net	49,749	71,318
Other long-term obligations	16,094	13,951

Total liabilities	834,337	554,167

Stockholders’ Equity:
Common stock	539	534
Preferred stock	—	—
Additional paid-in capital	191,086	174,799
Retained earnings	232,551	137,978
Treasury stock, at cost	(542)	—
Accumulated other comprehensive loss	(19,818)	(4,017)

Total stockholders’ equity	403,816	309,294

Total liabilities and stockholders’ equity	$1,238,153	$863,461

Non-GAAP Financial Measures

Segment Contribution Margin

Segment contribution margin is a key metric that management uses to evaluate our operating performance and to determine resource allocation between segments. Segment contribution margin excludes certain corporate costs not associated with the operations of the segment. These unallocated costs include costs related to corporate functional areas such as sales, production and engineering, corporate purchasing, accounting, treasury, information technology, legal and human resources.

The following table sets forth a reconciliation of income before income taxes, the most directly comparable GAAP financial measure, to segment contribution margin.

	For the Three Months Ended December 31,
	2014	2013
	(in thousands)
Sales:
Oil and gas proppants	$196,043	$102,011
Industrial and specialty products	53,546	47,463

Total sales	249,589	149,474
Segment contribution margin:
Oil and gas proppants	80,419	34,150
Industrial and specialty products	13,456	13,833

Total segment contribution margin	93,875	47,983
Operating activities excluded from segment cost of goods	(1,985)	(1,384)
Selling, general and administrative	(35,660)	(14,456)
Depreciation, depletion and amortization	(12,664)	(10,098)
Interest expense	(5,431)	(4,086)
Early extinguishment of debt	—	—
Other income, net, including interest income	379	152

Income (loss) before income taxes	$38,514	$18,111

	For the Year Ended December 31,
	2014	2013
	(in thousands)
Sales:
Oil and gas proppants	$662,770	$347,439
Industrial and specialty products	213,971	198,546

Total sales	876,741	545,985
Segment contribution margin:
Oil and gas proppants	256,137	145,916
Industrial and specialty products	61,102	56,983

Total segment contribution margin	317,239	202,899
Operating activities excluded from segment cost of goods sold	(7,082)	(5,481)
Selling, general and administrative	(88,971)	(49,759)
Depreciation, depletion and amortization	(45,019)	(36,418)
Interest expense	(18,202)	(15,341)
Early extinguishment of debt	—	(480)
Other income, net, including interest income	758	597

Income (loss) before income taxes	$158,723	$96,017

Adjusted EBITDA

Adjusted EBITDA is not a measure of our financial performance or liquidity under GAAP and should not be considered as an alternative to net income as a measure of operating performance, cash flows from operating activities as a measure of liquidity or any other performance measure derived in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized, and excludes certain non-recurring charges that may recur in the future. Management compensates for these limitations by relying primarily on our GAAP results and by using Adjusted EBITDA only supplementally. Our measure of Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

The following table sets forth a reconciliation of net income, the most directly comparable GAAP financial measure, to Adjusted EBITDA.

	For the Three Months Ended December 31,
	2014	2013
	(in thousands)
Net income	$33,238	$16,453
Total interest expense, net of interest income	5,325	4,040
Provision for taxes	5,276	1,658
Total depreciation, depletion and amortization expenses	12,664	10,098

EBITDA	56,503	32,249
Non-cash deductions, losses and charges (1)	207	464
Loss on early extinguishment of debt (2)	—	—
Non-cash incentive compensation (3)	2,681	803
Post-employment expenses (excluding service costs) (4)	586	517
Business development related expenses (5)	6,473	106
Other adjustments allowable under our existing credit agreements (6)	563	1,756

Adjusted EBITDA	$67,013	$35,895

(1)	Includes non-cash deductions, losses and charges arising from adjustments to estimates of a future litigation liability and the decision by our hourly workforce at our Rockwood facility to withdraw from a pension plan administered by a third party.
(2)	Includes write-offs of debt issuance costs, legal fees and a prepayment penalty related to the early extinguishment of debt .
(3)	Includes vesting of incentive equity compensation issued to our employees.
(4)	Includes net pension cost and net post-retirement cost relating to pension and other post-retirement benefit obligations during the applicable period, but in each case excluding the service cost relating to benefits earned during such period.
(5)	Expenses related to business development activities related to our growth and expansion initiatives.
(6)	Reflects miscellaneous adjustments permitted under our existing credit agreement, including such items as purchase accounting adjustments, one-time litigation fees, expenses related to debt refinancing, offerings of our common stock by our former controlling shareholder, employment agency fees.

	For the Year Ended December 31,
	2014	2013
	(in thousands)
Net income	$121,540	$75,256
Total interest expense, net of interest income	17,868	15,241
Provision for taxes	37,183	20,761
Total depreciation, depletion and amortization expenses	45,019	36,418
EBITDA	221,610	147,676

Non-cash deductions, losses and charges (1)	198	464
Loss on early extinguishment of debt (2)	—	480
Non-cash incentive compensation (3)	7,487	3,039
Post-employment expenses (excluding service costs) (4)	1,730	2,071
Business development related expenses (5)	11,450	1,430
Other adjustments allowable under our existing credit agreements (6)	3,738	5,531

Adjusted EBITDA	$246,213	$160,691

(1)	Includes non-cash deductions, losses and charges arising from adjustments to estimates of a future litigation liability and the decision by our hourly workforce at our Rockwood facility to withdraw from a pension plan administered by a third party.
(2)	Includes write-offs of debt issuance costs, legal fees and a prepayment penalty related to the early extinguishment of debt.
(3)	Includes vesting of incentive equity compensation issued to our employees.
(4)	Includes net pension cost and net post-retirement cost relating to pension and other post-retirement benefit obligations during the applicable period, but in each case excluding the service cost relating to benefits earned during such period.
(5)	Expenses related to business development activities related to our growth and expansion initiatives.
(6)	Reflects miscellaneous adjustments permitted under our existing credit agreement, including such items as purchase accounting adjustments, one-time litigation fees, expenses related to debt refinancing, offerings of our common stock by our former controlling shareholder, employment agency fees.

Investor Contact:

Michael Lawson

Director of Investor Relations and Corporate Communications

(301) 682-0304

lawsonm@USSilica.com

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